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As filed with the Securities and Exchange Commission on September 1, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVID TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2977748 (I.R.S. Employer Identification No.)
Avid Technology Park One Park West Tewksbury, MA 01876 (978) 640-6789 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David A. Krall
President and Chief Executive Officer
Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, MA 01876
(978) 640-6789
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark G. Borden, Esq.
David A. Westenberg, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value per share (including the associated Preferred Stock Purchase Rights)	6,200,000	$43.84	$271,808,000	$34,438.07

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of our common stock on the Nasdaq National Market on August 27, 2004.

        The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

        The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 1, 2004

PROSPECTUS

AVID TECHNOLOGY, INC.

6,200,000 SHARES OF COMMON STOCK

        This prospectus relates to resales of shares of common stock previously issued, or to be issued, by Avid Technology, Inc. to the former shareholders of Midiman, Inc. in connection with our acquisition of that company.

        We will not receive any proceeds from the sale of the shares.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the NASDAQ National Market under the symbol "AVID." On August 30, 2004, the closing sale price of the common stock on NASDAQ was $43.39 per share. You are urged to obtain current market quotations for the common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

        Our principal executive offices are located at One Park West, Tewksbury, MA 01876, our telephone number is (978) 640-6789 and our Internet address is www.avid.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Avid," "we," "us," and "our" refer to Avid Technology, Inc. and its subsidiaries.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

AVID TECHNOLOGY, INC.

        We develop, market, sell and support a wide range of software and hardware for digital media production, management and distribution. Digital media are video, audio or graphic elements in which the image, sound or picture is recorded and stored as digital values, as opposed to analog, or tape-based, signals. Our diverse range of product and service offerings enables customers to "Make, Manage and Move Media."

        Make Media.    Our Video and Film Editing and Effects segment offers digital, non-linear video and film editing systems and 3D and special effects software that enable users to manipulate moving pictures and sound in a faster, easier, more creative, and more cost-effective manner than using traditional analog tape-based systems. Non-linear systems allow editors to access material instantaneously rather than requiring them to work sequentially. Our Professional Audio segment, Digidesign, offers digital audio software applications and hardware systems for music, film, television, video, broadcast, streaming media, and web development. These systems are based upon proprietary Digidesign/Avid audio hardware, software, and control surfaces, and allow users to record, edit, mix, process, and master audio in an integrated manner.

        Manage Media.    We provide complete network, storage, and database solutions based on our Avid Unity MediaNetwork technology. This technology enables users to simultaneously share and manage media assets throughout a project or organization. The ability to effectively manage digital media assets is a critical component of success for many broadcast and media companies with multiple nonlinear editing workstations in a range of geographic locations. As a result, professionals can collaborate seamlessly on all production elements, and streamline the process for cost-effectively delivering compelling media experiences and quickly "re-purposing" or finding new uses or markets for media assets.

        Move Media.    We offer products that allow our customers to distribute media over multiple platforms—including air, cable or satellite, or through the Internet. In addition, we provide technology for playback directly to air for broadcast television applications. Many of our products also support the broadcast of streaming Internet video.

        Our products are used worldwide in production and post-production facilities; film studios; network, affiliate, independent and cable television stations; recording studios; advertising agencies; government and educational institutions; corporate communication departments; and game developers and Internet professionals. Projects produced by our customers using our products have been honored with Oscar®, Emmy®, and Grammy® awards, as well as a host of other international awards. In addition, we have received numerous awards for technical innovations, including, Oscars, Emmys and a Grammy (Oscar is a registered trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a registered trademark of The National Academy of Recording Arts and Sciences, Inc.).

THE OFFERING

Common stock offered by selling stockholders	6,200,000 shares
Use of proceeds	Avid Technology, Inc. will not receive any proceeds from the sale of shares in this offering
NASDAQ National Market symbol	AVID

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our performance will depend in part on continued market acceptance of our new digital nonlinear editing products.

        We recently introduced several new digital non-linear products based on our Digital Nonlinear Accelerator architecture, including our and next-generation Media Composer (Media Composer Adrenaline) and NewsCutter (NewsCutter Adrenaline) systems, as well as Avid Xpress Pro with Avid Mojo and Avid DS Nitris hardware. We will need to continue to focus marketing and sales efforts on educating potential customers and our resellers about the uses and benefits of these products. The future success of certain of these products, such as Avid DS Nitris, which enable high-definition production, will also depend on consumer demand for appliances, such as television sets and monitors, that utilize the high definition standard. In addition, there are several other risks involved with offering new products in general, including, without limitation, the possibility of defects or errors, failure to meet customer expectations, delays in shipping new products and the introduction of similar products by our competitors. At the same time, the introduction and transition to new products could have a negative impact on the market for our existing products, which could adversely affect our revenues and business.

The broadcast market is large, widely dispersed, and highly competitive, and we may not be successful in growing our customer base or predicting customer demand in this market.

        We are currently building our presence in the digital broadcast market and have augmented our NewsCutter product offering with the Avid Unity for News products, and the server, newsroom, and browser products obtained in the Pluto and iNews acquisitions. The broadcast market is distinguished from our traditional video business in that turnkey, fully integrated, complex solutions (including the configuration of unique workflows), rather than discrete point products, are frequently required by the customer. Success in this market will require, among other things, creating compelling solutions and developing a strong, loyal customer base.

        In addition, large, complex broadcast orders often require us to devote significant sales, engineering, manufacturing, installation, and support resources to ensure their successful and timely fulfillment. As the broadcast market converts from analog to digital, our strategy has been to build our broadcast solutions team in response to customer demand. To the extent that customer demand for our broadcast solutions exceeds our expectations, we may encounter difficulties in the short run meeting our customers' needs. Meanwhile, our competitors may devote greater resources to the broadcast market than we do, or may be able to leverage their market presence more effectively. If we are unsuccessful in capturing and maintaining a share of this digital broadcast market or in predicting and satisfying customer demand, our business and revenues could be adversely affected.

Our revenues are becoming increasingly dependent on sales of large, complex solutions.

        We expect sales of large, complex solutions to continue to constitute a material portion of our net revenue, particularly as news stations convert from analog, or tape-based, processes to digital formats. Our quarterly and annual revenues could fluctuate significantly if:

  •
  sales to one or more of our customers are delayed or are not completed within a given quarter;

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  the contract terms preclude us from recognizing revenue during that quarter;

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  news stations' migrations from analog processes to digital formats slows down;

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  we are unable to complete complex customer installations on schedule;

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  our customers reduce their capital investments in our products in response to slowing economic growth; and

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  any of our large customers terminate their relationship with us or significantly reduce the amount of business they do with us.

Our products are complex, and may contain errors or defects resulting from such complexity.

        As we continue to expand our product offerings to include not only point products but also end-to-end solutions, our products have grown increasingly complex and, despite extensive testing and quality control, may contain errors or defects. Such errors or defects could cause us to issue corrective releases and could result in loss of revenues, delay of revenue recognition, increased product returns, lack of market acceptance, and damage to our reputation.

The markets for our products are competitive, and we expect competition to intensify in the future.

        The digital video, audio, and 3D markets are highly competitive, with limited barriers to entry, and are characterized by pressure to reduce prices, incorporate new features, and accelerate the release of new products. Some of our current and potential competitors have substantially greater financial, technical, distribution, support, and marketing resources than we do. Such competitors may use these resources to lower their product costs, allowing them to reduce prices to levels at which we could not operate profitably. Delays or difficulties in product development and introduction may also harm our business. If we are unable to compete effectively in our target markets, our business and results of operations could suffer.

        In addition to price, our products must also compete favorably with our competitors' products in terms of reliability, performance, ease of use, range of features, product enhancements, reputation and training.

        New product announcements by our competitors and by us also could have the effect of reducing customer demand for our existing products. New product introductions also require us to devote time and resources to training our sales channels in product features and target customers, with the temporary result that the sales channels have less time to devote to selling our products.

We have a significant share of the professional audio market, and therefore growth in this market will depend in part on our ability to successfully introduce new products.

        Products from our Digidesign division have captured a significant portion of the professional audio market. Digidesign's strong performance in recent years reflects a series of successful product introductions. Our future success will depend in part upon our ability to offer, on a timely and cost-effective basis, new audio products and enhancements of our existing audio products. The timely development of new or enhanced products and the integration of newly acquired products, is a complex and uncertain process, and we could experience design, manufacturing, marketing, or other difficulties that delay or prevent our development and introduction of new or enhanced products, or our integration of acquired products, which, in turn, could harm our business.

When we acquire other companies or businesses, we become subject to risks that could hurt our business.

        We periodically acquire businesses and form strategic alliances. In particular, in August 2004, we acquired Midiman, Inc., doing business as M-Audio, a leading provider of digital audio and MIDI solutions for electronic musicians and audio professionals. In addition, in January 2004, we acquired NXN Software AG, a company that manufactures asset and production management systems specifically targeted for the entertainment and computer graphics industries, and in December 2003, we acquired the assets of Bomb Factory Digital, Inc., a company that produces digital audio processing products. The risks associated with such acquisitions, alliances, and investments include, among others:

  •
  the difficulty of assimilating the operations, policies and personnel of the target companies;

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  the failure to realize anticipated returns on investment, cost savings and synergies;

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  the diversion of management's time and attention;

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  the dilution existing stockholders may experience if we decide to issue shares of our common stock or other rights to purchase our common stock as consideration in the acquisition in lieu of cash;

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  the potential loss of key employees of the target company;

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  the difficulty in complying with a variety of foreign laws;

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  the impairment of relationships with customers or suppliers of the target company or our customers or suppliers; and

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  unidentified issues not discovered in our due diligence process, including product quality issues and legal contingencies.

        Such acquisitions, alliances, and investments often involve significant transaction-related costs and could cause short-term disruption to normal operations. In the future we may also make debt or equity investments. If we are unable to overcome or counter these risks, it could undermine our business and lower our operating results.

Our use of independent firms and contractors to perform some of our product development activities could expose us to risks that could adversely impact our revenues.

        Independent firms and contractors, some of whom are located in other countries, perform some of our product development activities. We generally own the software developed by these contractors. The use of independent firms and contractors, especially those located abroad, could expose us to risks related to governmental regulation (including tax regulation), intellectual property ownership and rights, exchange rate fluctuation, political instability and unrest, natural disasters, and other risks, which could adversely impact our revenues.

An interruption of our supply of certain key components from our sole source suppliers, or a price increase in such components, could hurt our business.

        We are dependent on a number of specific suppliers for certain key components of our products. We purchase these sole source components pursuant to purchase orders placed from time to time. We generally do not carry significant inventories of these sole source components and have no guaranteed supply arrangements. If any of our sole source vendors should fail to supply or enhance such components, it could imperil our supply of these components and our ability to continue selling and servicing products that use these components. Similarly, if any of our sole source vendors should encounter technical, operating or financial difficulties, it could threaten our supply of these components. While we believe that alternative sources for these components could be developed, or our products could be redesigned to permit the use of alternative components, an interruption of our supply could damage our business and negatively affect our operating results.

        Our gross profit margin varies from product to product depending primarily on the proportion and cost of third-party hardware included in each product. From time to time, we add functionality and features to our products. If we effect such additions through the use of more, or more costly, third-party hardware, and are not able to increase the price of such products to offset these increased costs, our gross profit margin on these products could decrease and our operating results could be adversely affected.

Qualifying and supporting our products on multiple computer platforms is time consuming and expensive.

        Our software engineers devote significant time and effort to qualify and support our products on various computer platforms, including most notably, Microsoft and Apple platforms. Computer platform modifications and upgrades require additional time to be spent to ensure that our products will function properly. To the extent that the current configuration of the qualified and supported platforms changes or we need to qualify and support new platforms, we could be required to expend valuable engineering resources, which could adversely affect our operating results.

Our operating results are dependent on several unpredictable factors.

        The revenue and gross profit from our products depend on many factors, including:

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  mix of products sold;

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  cost and proportion of third-party hardware included in such products;

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  product distribution channels;

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  acceptance of our new product introductions;

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  product offers and platform upgrades;

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  price discounts and sales promotion programs;

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  volume of sales of aftermarket hardware products;

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  costs of swapping or fixing products released to the market with defects;

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  provisions for inventory obsolescence;

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  competitive pressure on product prices;

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  costs incurred in connection with "solution" sales, which typically have longer selling and implementation cycles; and

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  timing of delivery of "solutions" to customers.

Changes in any of these factors could affect our operating results.

Our operating results could be harmed by currency fluctuations.

        We generally derive nearly half of our revenues from customers outside of the United States. This business is, for the most part, transacted through international subsidiaries and generally in the currency of the end-user customers. Therefore, we are exposed to the risks that changes in foreign currency could adversely impact our revenues, net income (loss), and cash flow. To hedge against the foreign exchange exposure of certain forecasted receivables, payables and cash balances of our foreign subsidiaries, we enter into foreign currency forward-exchange contracts. We record gains, and losses associated with currency rate exchanges on these contracts in results of operations, offsetting gains and losses on the related assets and liabilities. The success of this hedging program depends on forecasts of transaction activity in the various currencies. To the extent that these forecasts are over- or understated during the periods of currency volatility, we could experience currency gains or losses.

Our operating costs are tied to projections of future revenues, which may differ from actual results.

        Our operating expense levels are based, in part, on our expectations of future revenues. Such future revenues are difficult to predict. A significant portion of our business occurs near the end of each quarter, which can impact our ability to precisely forecast revenues on a quarterly basis. Further, we are generally unable to reduce quarterly operating expense levels rapidly in the event that quarterly revenue levels fail to meet internal expectations. Therefore, if quarterly revenue levels fail to meet internal expectations upon which expense levels are based, our results of operations could be adversely affected.

Poor global macroeconomic conditions could disproportionately impact our industry.

        In recent years, our customers in the media, broadcast and content-creation industries delayed or reduced their expenditures in part because of unsettled economic conditions. The revenue growth and profitability of our business depends primarily on the overall demand for our products. If global economic conditions worsen, demand for our products may weaken, and our business and results of operations could suffer.

Terrorism, acts of war, and other catastrophic events may seriously harm our business.

        Terrorism, acts of war, or other catastrophic events may disrupt our business and harm our employees, facilities, suppliers, distributors, resellers or customers, which could significantly impact our revenue and operating results. The increasing presence of these threats has created many economic and political uncertainties that could adversely affect our business and stock price in ways that cannot be predicted. We are predominantly uninsured for losses and interruptions caused by terrorism, acts of war, and other conflicts and events.

If we fail to maintain strong relationships with our resellers, distributors, and suppliers, our ability to successfully deploy our products may be harmed.

        We sell many of our video products and services, and substantially all of our audio products and services, indirectly through resellers and distributors. The resellers and distributors of our video segment products typically purchase Avid software and Avid-specific hardware from us, and third-party components from various other vendors, in order to produce complete systems for resale. Any disruption to our resellers and distributors, or their third-party suppliers, could reduce our revenues. Increasingly, we are distributing our products directly, which could put us in competition with our resellers and distributors and could adversely affect our revenues. In addition, our resellers could diversify the manufacturers from whom they purchase products to sell to the final end-users, which could lead to a weakening of our relationships with our resellers and could adversely affect our revenues.

        Most of the resellers and distributors of our video products are not granted rights to return products after purchase, and actual product returns from such resellers and distributors have been insignificant to date. However, our revenue from sales of audio products is generally derived from transactions with distributors and authorized resellers that typically allow limited rights of return, inventory stock rotation and price protection. Accordingly, reserves for estimated returns, exchanges and credits for price protection are provided, as a reduction of revenues, upon shipment of the related products to such distributors and resellers, based upon our historical experience. To date, actual returns have not differed materially from management's estimates. However, if returns of our audio segment products were to exceed estimated levels, our revenues and operating results could be adversely impacted.

If we become dependent on third-party hardware for our products, our operating results could be harmed.

        Our gross profit margin varies from product to product depending primarily on the proportion and cost of third-party hardware included in each product. From time to time, we add functionality and features to our products. If we effect such additions through the use of more, or more costly, third-party hardware, and are not able to increase the price of such products to offset these increased costs, our gross profit margin on these products could decrease and our operating results could be adversely affected.

Our future growth could be harmed if we lose the services of our key personnel.

        Our success depends upon the services of a number of key employees including members of our executive team and those in certain technical positions. The loss of the services of one or more of these key employees could harm our business. Our success also depends upon our ability to attract highly skilled new employees. Competition for such employees is intense in the industries and geographic areas in which we operate. In the past, we have relied on our ability to grant stock options as one mechanism for recruiting and retaining highly skilled talent. Recent proposed accounting regulations requiring the expensing of stock options may impair our future ability to provide these incentives without incurring significant compensation costs. If we are unable to compete successfully for our key employees, our business could suffer.

Our websites could subject us to legal claims that could harm our business.

        Some of our websites provide interactive information and services to our customers. To the extent that materials may be posted on and/or downloaded from these websites and distributed to others, we may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories of liability based on the nature, content, publication or distribution of such materials. In addition, although we have attempted to limit our exposure by contract, we may also be subject to claims for indemnification by end users in the event that the security of our websites is compromised. As these websites are available on a worldwide basis, they could potentially be subject to a wide variety of international laws.

Regulations could be enacted that restrict our Internet initiatives.

        Federal, state, and international authorities may adopt new laws and regulations governing the Internet, including laws and regulations covering issues such as privacy, distribution, and content. For example, the European Union has issued several directives regarding privacy and data protection, including the Directive on Data Protection and the Directive on Privacy and Electronic Communications. The enactment of legislation implementing such directives by member countries is ongoing. The enactment of this and similar legislation or regulations could impede the growth of the Internet, harm our Internet initiatives, require changes in our sales and marketing practices and place additional financial burdens on our business.

We could incur substantial costs protecting our intellectual property or defending against a claim of infringement.

        Our ability to compete successfully and achieve future revenue growth depends, in part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. We rely upon a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures, and contractual provisions, as well as required hardware components and hardware security keys, to protect our proprietary technology. However, our means of protecting our proprietary rights may not be adequate. In addition, the laws of certain countries do not protect our proprietary technology to the same extent as do the laws of the United States. From time to time unauthorized parties have obtained, copied, and used information that we consider proprietary. Policing the unauthorized use of our proprietary technology is costly and time-consuming and we are unable to measure the extent to which piracy of our software exists. We expect software piracy to be a persistent problem.

        We occasionally receive communications suggesting that our products may infringe the intellectual property rights of others. It is our practice to investigate the factual basis of such communications and negotiate licenses where appropriate. While it may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, we may be unable to do so on commercially reasonable terms.

The Sarbanes Oxley Act of 2002 has caused our operating expenses to increase and has put additional demands on our management.

        The Sarbanes Oxley Act of 2002 and newly enacted rules and regulations of the Securities and Exchange Commission and the NASDAQ stock market impose new duties on us and our executives, directors, attorneys and independent auditors. In order to comply with the new legislation, we have had to hire additional personnel and use additional outside legal, accounting and advisory services. These actions have increased our operating expenses. In addition, the new legislation has made some corporate actions more challenging, such as proposing new or amendments to stock option plans, which now require stockholder approval, or obtaining affordable director and officer liability insurance. The added demands imposed by the new legislation may also make it more difficult for us to attract and retain qualified executive officers, key personnel and members of our board of directors.

If we experience problems with our third-party leasing program, our revenues could be adversely impacted.

        We have an established leasing program with a third party that allows certain of our customers who choose to do so to finance their purchases. If this program ended abruptly or unexpectedly, some of our customers might be unable to purchase our products unless or until they were able to arrange for alternative financing, and this could adversely impact our revenues.

Our stock price may continue to be volatile.

        The market price of our common stock has experienced volatility in the past and could continue to fluctuate substantially in the future based upon a number of factors, most of which are beyond our control. These factors include:

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  changes in our quarterly operating results;

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  shortfalls in revenues or earnings compared to securities analysts' expectations;

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  changes in analysts' recommendations or projections;

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  fluctuations in investors' perceptions of us or our competitors;

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  shifts in the markets for our products;

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  development and marketing of products by our competitors;

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  changes in our relationships with suppliers, distributors, resellers, system integrators, or customers; and

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  global macroeconomic conditions.

Further, the stock market has experienced volatility with respect to the price of equity securities of high technology companies generally, and this volatility has, at times, appeared to be unrelated to or disproportionate to any of the factors above.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our auditors.

SELLING STOCKHOLDERS

        We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Midiman, Inc. in August 2004. The following table sets forth, to our knowledge, certain information about the selling stockholders as of August 20, 2004.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock Beneficially Owned Prior to Offering
					Number of Shares of Common Stock Being Offered(4)	Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Stockholder	Closing Shares(1)	Earnout Shares(2)	Total Shares
				Percentage(3)		Number(4)	Percentage(4)
Timothy D. Ryan(5)(6)	1,521,533	3,295,170	4,816,703	13.1%	4,816,703	0	0%
Thomas A. Turner(6)	281,534	609,715	891,249	2.6	891,249	0	0
Richard Edward Watts(6)	21,867	47,357	69,224	*	69,224	0	0
Judith Mary Watts(6)	21,867	47,357	69,224	*	69,224	0	0
Scot A. Ross and Lisa L. Ross, trustees of the Ross Revocable Trust dated August 22, 2000(6)	21,357	46,253	67,610	*	67,610	0	0
Scot A. Ross(6)*	39,714	86,008	125,722	*	125,722	0	0
Summit Ventures V, L.P.	17,633	24,952	42,585	*	42,585	0	0
Summit Ventures V Companion Fund, L.P.	2,948	4,172	7,120	*	7,120	0	0
Summit V Advisors (QP) Fund, L.P.	1,179	1,668	2,847	*	2,847	0	0
Summit V Advisors Fund, L.P.	360	509	869	*	869	0	0
Summit Ventures VI-A, L.P.	29,648	41,954	71,602	*	71,602	0	0
Summit Ventures VI-B, L.P.	12,364	17,496	29,860	*	29,860	0	0
Summit VI Advisors Fund, L.P.	617	873	1,490	*	1,490	0	0
Summit VI Entrepreneurs Fund, L.P.	947	1,340	2.287	*	2.287	0	0
Summit VI Investors, L.P.	666	942	1,608	*	1,608	0	0

*
Less than one percent.

(1)
Represents the number of shares of common stock issued in the acquisition of Midiman, Inc. on August 20, 2004, the closing date of the acquisition. As of August 20, 2004, none of the selling stockholders owned shares of common stock, except for the common stock issued in the acquisition of Midiman, Inc.

(2)
Gives effect to the issuance by us of an aggregate of 4,225,766 additional shares of common stock to these selling stockholders, assuming solely for purposes of this registration statement (i) a per share price for our common stock of $10.65 in the earnout calculation to be made pursuant to the merger agreement pursuant to which we acquired Midiman, Inc. and (ii) the distribution of $45,000,000 of earnout consideration, which is the maximum amount payable as earnout consideration pursuant to the merger agreement. We may issue all, part or none of these shares depending upon whether and to what degree the Midiman business unit achieves specified gross profit performance targets for the periods ending January 31, 2005 and December 31, 2005. If we were to issue the maximum earnout consideration of $45,000,000 of common stock at a per share price for our common stock equal to $43.70, the closing price on August 27, 2004, we would only issue 1,029,748 shares of common stock as earnout consideration.

(3)
The number of shares outstanding is based on 33,530,204 shares issued and outstanding on August 26, 2004.

(4)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(5)
Timothy D. Ryan has agreed not to sell 253,640 shares issued upon the consummation of our acquisition of Midiman, Inc. until after November 19, 2004 and not to sell an additional 507,127 shares issued upon the consummation of our acquisition of Midiman, Inc. until after August 20, 2005.

(6)
Employees or former employees of Avid or Midiman, Inc.

        None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by us and/or Midiman, Inc. In connection with our acquisition of Midiman, Inc., we entered into employment agreements with Timothy D. Ryan, the former Chief Executive Officer of Midiman, Inc., and Scot A. Ross, the former Chief Financial Officer of Midiman, Inc., under which each will perform certain services for us. In addition, we assumed a consulting agreement between Midiman, Inc. and Richard Edward Watts pursuant to which he will perform certain services for us.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) two years after the date this Registration Statement becomes effective.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The consolidated financial statements of Avid Technology, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Midiman, Inc. as of January 31, 2003 and 2004 and for the years then ended, incorporated in this prospectus by reference from our Current Report on Form 8-K dated August 20, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Midiman, Inc. as of January 31, 2002 and for the year then ended, incorporated in this prospectus by reference from our Current Report on Form 8-K dated August 20, 2004, have been audited by Hinton, Kreditor & Gronroos, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  (2)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  (3)
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

  (4)
  Our Current Report on Form 8-K dated August 13, 2004;

  (5)
  Our Current Report on Form 8-K dated August 20, 2004, as amended;

  (6)
  All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

  (7)
  The description of the securities contained in the registrant's registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Avid Technology, Inc. Avid Technology Park One Park West Tewksbury, MA 01876 Attention: Investor Relations Telephone: (978) 640-6789

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Avid Technology, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$34,438
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,562

Total Expenses	$60,000

Item 15. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Avid Technology, Inc. has included such a provision in its Certificate of Incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article SIXTH of the Registrant's Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

        Article ELEVENTH of the Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection with any action by or in the right of the Registrant brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Board of Directors of the Registrant or independent legal counsel determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Board of Directors or independent legal counsel (who may be regular legal counsel to the Registrant) that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

        Article ELEVENTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

        The Registrant has a Directors and Officers liability policy that insures the Registrant's officers and directors against certain liabilities.

        Avid Technology, Inc. has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION
3.1(1)	Third Amended and Restated Certificate of Incorporation of the Registrant.
3.2(2)	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of the Registrant).
3.3(3)	Certificate of Designations establishing Series A Junior Participating Preferred Stock (the "Certificate of Designations").
3.4(3)	Certificate of Correction to the Certificate of Designations.
3.5(4)	Amended and Restated By-laws of the Registrant.
4.1(3)	Rights Agreement, dated February 29, 1996 between the Registrant and The First National Bank of Boston, as rights agent.
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Hinton, Kreditor & Gronroos, LLP.
23.4	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1	Power of Attorney (See page II-5 of this Registration Statement).

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-8 as filed with the Commission on June 9, 1993, File No. 33-64126.

(2)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q as filed with the Commission on May 15, 1995, File No. 0-21174.

(3)
Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on March 8, 1996, File No. 0-21174.

(4)
Incorporated by reference to the Registrant's Registration Statement on Form S-1 as declared effective by the Commission on March 11, 1993, File No. 33-57796.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Tewksbury, Commonwealth of Massachusetts, on August 30, 2004.

AVID TECHNOLOGY, INC.
By:	/s/ DAVID A. KRALL David A. Krall President & Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Avid Technology, Inc., hereby severally constitute and appoint David A. Krall, Ethan E. Jacks and Carol E. Kazmer, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Avid Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID A. KRALL David A. Krall	President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2004
/s/ PAUL J. MILBURY Paul J. Milbury	Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2004

/s/ CAROL L. REID Carol L. Reid	Vice President and Corporate Controller (Principal Accounting Officer)	August 30, 2004
/s/ GEORGE H. BILLINGS George H. Billings	Director	August 30, 2004
/s/ JOHN V. GUTTAG John V. Guttag	Director	August 30, 2004
/s/ ROBERT M. HALPERIN Robert M. Halperin	Director	August 30, 2004
/s/ NANCY HAWTHORNE Nancy Hawthorne	Director	August 30, 2004
/s/ PAMELA F. LENEHAN Pamela F. Lenehan	Director	August 30, 2004
/s/ WILLIAM J. WARNER William J. Warner	Director	August 30, 2004

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
3.1	(1)	Third Amended and Restated Certificate of Incorporation of the Registrant.
3.2	(2)	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of the Registrant).
3.3	(3)	Certificate of Designations establishing Series A Junior Participating Preferred Stock (the "Certificate of Designations").
3.4	(3)	Certificate of Correction to the Certificate of Designation.
3.5	(4)	Amended and Restated By-laws of the Registrant.
4.1	(3)	Rights Agreement, dated February 29, 1996 between the Registrant and The First National Bank of Boston, as rights agent.
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Deloitte & Touche LLP.
23.3		Consent of Hinton, Kreditor & Gronroos, LLP.
23.4		Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1		Power of Attorney (See page II-5 of this Registration Statement).

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-8 as filed with the Commission on June 9, 1993, File No. 33-64126.

(2)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q as filed with the Commission on May 15, 1995, File No. 0-21174.

(3)
Incorporated by reference to the Registrant's Current Report on Form 8-K as filed with the Commission on March 8, 1996, File No. 0-21174.

(4)
Incorporated by reference to the Registrant's Registration Statement on Form S-1 as declared effective by the Commission on March 11, 1993, File No. 33-57796.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX